Exhibit 10.1

SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE

This Separation of Employment Agreement and General Release (this “Agreement”) is being entered into by and between Auxilium Pharmaceuticals, Inc. (hereinafter “Auxilium” or the “Company”), and Jennifer Evans Stacey, Esq. (hereinafter “Ms. Stacey”).

WHEREAS, Ms. Stacey and Auxilium are parties to that certain Amended and Restated Employment Agreement having an effective date of December 23, 2010 (hereinafter, the “Employment Agreement”);

WHEREAS, Ms. Stacey and the Company have mutually agreed that Ms. Stacey will resign from the Company and cease to serve as the Executive Vice President, General Counsel, Human Resources and Secretary of the Company;

WHEREAS, as a result of such resignation Ms. Stacey’s employment with Auxilium will end on February 3, 2012 (the “Termination Date”); and

WHEREAS, both Auxilium and Ms. Stacey desire to enter into this Agreement to fully resolve all questions of expenses, compensation, entitlement to benefits, and any and all other claims, whether known or unknown, which Ms. Stacey may have relating to her employment and her resignation of employment with the Company.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and intending to be legally bound and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Effective as of the Termination Date, Ms. Stacey will cease to serve as Executive Vice President, General Counsel, Human Resources and Secretary of the Company.

2. Subject in all respects to this Agreement becoming effective and enforceable in accordance with paragraph 11 hereof, Auxilium shall provide payments described in (a), (b) and (e) below, less appropriate withholdings taxes and deductions. In addition, regardless of whether this Agreement becomes effective and enforceable in accordance with paragraph 11 hereof, Ms. Stacey shall be entitled to the other benefits described in (c) and (d) below.

(a) Payment in the gross amount of $489,000. This amount will be paid in 12 equal monthly installments commencing within 60 days following the Termination Date.

(b) Payment of an amount equal to $152,304.46, which is a bonus for fiscal year 2011 performance under the Company’s 2011 bonus plan. Such amount, less applicable withholding taxes, shall be paid to Ms. Stacey at the same time as such bonus is paid to other executives of the Company who participate in the 2011 bonus plan.

(c) If Ms. Stacey timely elects COBRA continuation coverage, reimbursement of the monthly COBRA medical insurance cost (less any required employee payments calculated as if Ms. Stacey had continued to be an employee) during the 12 month period following the Termination Date for Ms. Stacey, and her spouse and (if applicable) dependents. The COBRA health care continuation period shall run concurrently with the foregoing period. If Ms. Stacey does not elect COBRA continuation coverage and chooses to switch from Auxilium’s COBRA coverage to coverage under another health insurance plan, Ms. Stacey shall have the right, with one (1) month’s written notice to Auxilium, to have Auxilium make the same monetary payments that it would have made in respect of COBRA continuation coverage to any other health insurance provider for health insurance coverage for Ms. Stacey, her spouse and dependents; provided that Ms. Stacey has delivered written evidence to Auxilium that she has secured such alternative coverage.

(d) Ms. Stacey will also be compensated for two earned, but unused, vacation time through the Termination Date, in an amount equal to $2,758.40.

(e) All outstanding stock options and restricted stock units that would have become vested during the 13-month period following the Termination Date will become fully vested as of the Termination Date. In accordance with the terms of the applicable grant agreements pursuant to which they were granted and the Company’s 2004 Equity Compensation Plan, Ms. Stacey has until September 30, 2012, to exercise all outstanding options that have vested as of the Termination Date. Outstanding options and restricted stock units that have not vested as of the Termination Date will be forfeited. Information regarding the vested options will be provided under separate cover.

3. Payment of an amount equal to $29,883.33, which equals 30 days of salary, in lieu of the Company’s obligation to provide notice of termination pursuant to Section 2.1 of the Employment Agreement, which amount will be reduced by any applicable tax withholdings and normal deductions and will be paid to Ms. Stacey on the Company’s next regular pay cycle date after the Termination Date.

4. Ms. Stacey agrees to submit final travel and expense reports to Human Resources by February 15, 2012, and to cooperate with the immediate return of all Company property, as applicable; provided that Ms. Stacey may retain her Company purchased iPhone, iPad and laptop computer so long as Ms. Stacey cooperates with the Company to remove all Company-related information from such devices.

5. MS. STACEY, FOR HERSELF AND HER RESPECTIVE ADMINISTRATORS, EXECUTORS, AGENTS, BENEFICIARIES AND ASSIGNS, HEREBY WAIVES, RELEASES AND FOREVER DISCHARGES AUXILIUM PHARMACEUTICALS, INC. (AS DEFINED BELOW) OF AND FROM ANY AND ALL CLAIMS (AS DEFINED BELOW). Ms. Stacey further agrees that should any other person, organization or entity file a lawsuit or arbitration to assert any such Claim, she will not seek any personal relief in such an action. This General Release of Claims provision (hereafter “Release”) covers all Claims arising from the beginning of time up to and including the effective date of this Agreement.

Exclusions: Notwithstanding any other provision of this Release, the following are not barred by the Release: (a) Claims relating to the validity of this Agreement; (b) Claims by either party to enforce this Agreement; (c) Claims for indemnification or advancement or reimbursement of legal fees pursuant to the Company’s certificate of incorporation, bylaws or other corporate governance documents or policies or pursuant to any directors and officers or other insurance policies covering Ms. Stacey; (d) Claims for unemployment benefits; (e) Claims for any benefits under any of Auxilium’s employee benefit plans to the extent that such benefits are provided for under this Agreement specifically; and (f) Claims which legally may not be waived. In addition, this Release does not bar Ms. Stacey’s right to file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”) and/or to participate in an investigation by the EEOC, although the Release does bar Ms. Stacey’s right to recover any personal relief if she or any person, organization, or entity asserts a charge on her behalf, including in a subsequent lawsuit or arbitration.

The following provisions further explain this Release:

(a) Definition of “Claims”. Except as stated above, “Claims” includes without limitation all actions or demands of any kind that Ms. Stacey now has or may have or claim to have in the future. More specifically, Claims include rights, causes of action, damages, penalties, losses, attorneys’ fees, costs, expenses, obligations, agreements, judgments and all other liabilities of any kind or description whatsoever, either in law or in equity, whether known or unknown, suspected or unsuspected.

The nature of Claims covered by this Release includes without limitation all actions or demands in any way based on Ms. Stacey’s employment with the Company, the terms and conditions of such employment or Ms. Stacey’s separation from employment. More specifically, all of the following are among the types of Claims which, to the extent permitted by law, are waived and barred by this Release:

•	Contract Claims (whether express or implied);

•	Tort Claims, such as for tortious interference, defamation or emotional distress;

•	Claims under federal, state and municipal laws, regulations, ordinance or court decisions of any kind;

•

Claims of discrimination, harassment or retaliation, whether based on race, color, religion, gender, sex, age, sexual orientation, handicap and/or disability, national origin, whistleblowing or any other legally protected class;

•	Claims under the AGE DISCRIMINATION IN EMPLOYMENT ACT, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act and similar state and local laws, all as amended;

•	Claims under the Employee Retirement Income Security Act, the Occupational Safety and Health Act, all as amended, and similar state and local laws;

•	Claims for wrongful discharge; and

•	Claims for attorney’s fees, litigation expenses and/or costs.

The foregoing list is intended to be illustrative and not exhaustive.

(b) Definition of “Auxilium Pharmaceuticals, Inc.” “Auxilium Pharmaceuticals, Inc.” includes without limitation Auxilium Pharmaceuticals, Inc. and its respective past, present and future parents, affiliates, subsidiaries, divisions, predecessors, successors, assigns, employee benefit plans and trusts. It also includes all past, present and future managers, directors, officers, partners, agents, employees, attorneys, representatives, consultants, associates, fiduciaries, plan sponsors, administrators and trustees of each of the foregoing.

6. Ms. Stacey expressly acknowledges that:

(a) She remains bound by Sections 4, 5, and 7 of the Employment Agreement until the anniversary of the Termination Date, which remain in full force and effect only to the extent permitted by applicable law and rules of professional ethics, and whose remaining in full force and effect is reasonably and properly required for the protection of the Company’s business; and, in keeping with the foregoing, Ms. Stacey explicitly and specifically acknowledges that among her obligations thereunder, she may not directly or indirectly solicit or recruit any employee of Auxilium to work for a third party other than Auxilium (excluding newspaper or similar print or electronic solicitations of general circulation) prior to the anniversary of this Agreement;

(b) The provisions of Section 8 of the Employment Agreement remain in full force and effect, only to the extent permitted by applicable law and rules of professional ethics;

(c) Auxilium’s obligation to provide her with the benefits set forth in paragraph 2 above are contingent upon her ongoing compliance with Sections 4, 5, and 7 of the Employment Agreement, only to the extent permitted by applicable law and rules of professional ethics;

(d) For one year following the Termination Date, she will not disparage the personal or professional reputation of Auxilium, its directors, officers, or employees. For one year following the Termination Date, Auxilium agrees that its officers and directors will not disparage the personal or professional reputation of Ms. Stacey. Nothing in this section is intended to prohibit or restrict Ms. Stacey or Auxilium, its officers and directors from making: (i) any disclosure of information required by law or participating in an otherwise legally protected activity, such as an investigation or proceeding by a federal regulatory or law enforcement agency or legislative body; (ii) traditional competitive statements in the course of promoting a competing business, so long as such statements do not violate Sections 4, 5, or 7 of the Employment Agreement; or (iii) good faith rebuttals of the other party’s untrue or materially misleading statements;

(e) During the 30 days after the Termination Date, she will cooperate with Auxilium with respect to any matter of which she had knowledge during her employment with Auxilium at the reasonable request of Auxilium’s General Counsel (the “Services”). Unless the parties agree otherwise, Ms. Stacey shall perform the Services telephonically or electronically and Auxilium will reasonably accommodate Ms. Stacey’s schedule with regard to other work for which she may be responsible. Under no circumstances shall Ms. Stacey, in the course of performing the Services or otherwise, be provided with any material non-public information within the meaning of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. No breach of this Section 5(e) shall be deemed to have occurred unless Auxilium provides Ms. Stacey with written notice describing with particularity the manner in which it alleges this Section 5(e) has been breached, Auxilium provides Ms. Stacey with 15 days after her receipt of such written notice to cure any such alleged breach, and, after the expiration of such 15 day period, Auxilium determines that such breach has not been cured; and

(f) After the Termination Date, Auxilium will not have any obligation to provide Ms. Stacey at any time in the future with any payments, benefits or considerations other than those recited in subsections (a) through (e) of paragraph 2 above and any vested benefits to which Ms. Stacey may be entitled under the terms of Auxilium’s benefit plans.

7. The Company will not contest any claim by Ms. Stacey before any governmental authority for unemployment benefits that is based upon her termination of employment with the Company.

8. By entering into this Agreement, the Company does not admit and expressly denies that it has violated any contract, rule or law, including but not limited to, any federal, state and local statute or law relating to employment or employment discrimination.

9. Ms. Stacey understands and acknowledges that by signing this Agreement and accepting the terms contained herein she is receiving benefits that she would not otherwise be entitled to. Ms. Stacey acknowledges that she is receiving these payments and benefits in exchange for entering into this Agreement and complying with all the provisions of this Agreement.

10. Ms. Stacey acknowledges that she has been advised in writing by Auxilium to consult with an attorney before signing this Agreement.

11. Ms. Stacey acknowledges that she has been provided with a period of at least 21 calendar days to consider the terms of this offer from the date this Agreement first was presented to her on February 3, 2012. Ms. Stacey agrees that any changes to this offer, whether material or immaterial, will not restart the running of the foregoing consideration period.

Ms. Stacey agrees to notify Auxilium of her acceptance of this Agreement by delivering a signed copy to the Company, addressed to Jennifer Armstrong. Ms. Stacey understands that she may take the entire 21-day period to consider this Agreement. If Ms. Stacey does not notify Auxilium of her acceptance of this Agreement by delivering a signed copy to the Company, addressed to Jennifer Armstrong, Ms. Stacey shall have no further right to receive the payments recited in subsections (a) and (b) of paragraph 2 above.

By signing and returning this Agreement, Ms. Stacey acknowledges that the consideration period afforded her a reasonable period of time to consider fully each and every term of this Agreement, including the General Release of Claims set forth in paragraph 4 above, and that she has given the terms full and complete consideration.

12. If Ms. Stacey notifies Auxilium of her acceptance of this Agreement by delivering a signed copy to the Company addressed to Jennifer Armstrong as described above, Ms. Stacey may revoke this Agreement for a period of seven days. This Agreement shall not become effective or enforceable until the seven day revocation period has ended. For revocation to be effective, it must be delivered to Jennifer Armstrong, Auxilium Pharmaceuticals, Inc., 40 Valley Stream Parkway, Malvern, PA 19355 within the seven-day revocation period.

13. Ms. Stacey, intending to be legally bound, certifies and warrants that she has read carefully this Agreement and has executed it voluntarily and with full knowledge and understanding of its significance, meaning and binding effect. Ms. Stacey further declares she is competent to understand the content and effect of this Agreement and that her decision to enter into this Agreement has not been influenced in any way by fraud, duress, coercion, mistake or misleading information.

14. This Agreement will take effect on the first business day following the expiration of the revocation period specified in paragraph 11 hereof, provided that Ms. Stacey chooses not to revoke it.

15. Ms. Stacey agrees that she may not assign her rights or obligations under this Agreement or the Employment Agreement. Ms. Stacey further agrees that Auxilium may assign this Agreement to a successor or assignee in connection with a merger, consolidation or sale or transfer of assets.

16. If any provision of this Agreement is held to be illegal, void, or unenforceable, such provision shall be of no force or effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the legality or enforceability of, any other provision of this Agreement; provided, however, that upon any finding by a court of competent jurisdiction that the release provided for by paragraph 4 above is illegal, void or unenforceable, Ms. Stacey shall, at Auxilium’s request, execute promptly a release and/or promise of comparable scope that is legal and enforceable. If such a release is not executed by Ms. Stacey, she shall promptly return to Auxilium any payments made pursuant to paragraphs 2(a) or (b) above.

17. The construction, interpretation and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to conflict of laws principles.

18. This Agreement supersedes any and all prior agreements or understandings between Ms. Stacey and Auxilium, except those provisions of the Employment Agreement identified above. Ms. Stacey represents and acknowledges that in executing this Agreement she has not relied upon any representation or statement not set forth herein made by the Auxilium Pharmaceuticals, Inc. (as defined in paragraph 4(b) hereof) with regard to the subject matter of this Agreement. Any modification of this Agreement must be made in writing and signed by all parties.

[Signature Page Follows]

As evidenced by their signatures below, the parties intend to be legally bound by this Agreement.

/s/ Jennifer Evans Stacey

Jennifer Evans Stacey, Esq.

DATE:	February 15, 2012

Auxilium Pharmaceuticals, Inc.

BY:	/s/ Adrian Adams

NAME:	Adrian Adams

TITLE:	CEO & President

DATE:	2/14/2012